Moody National REIT I, Inc. S-11/A
EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3   to Registration Statement on Form S-11 (No. 333-179521) of our report dated February 14, 2012, relating to the consolidated financial statements of Moody National REIT I, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K/A of Moody National REIT I, Inc. for the year ended December 31, 2010, and our report dated February 27, 2012, relating to the consolidated financial statements of Moody National REIT I, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Moody National REIT I, Inc. for the year ended December 31, 2011, and to the reference to us, under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Frazier & Deeter, LLC
Atlanta, Georgia

September 5 , 2012